Sino Agro Food, Inc. Reports Record Quarterly Revenue of $90.9M with EPS of $.15

Year-Over-Year Revenue Increases 65% to $90.9M

Record First Quarter Net Income of $20.8M

GUANGZHOU, China, May 16, 2014 /PRNewswire/ -- Sino Agro Food, Inc. (OTC BB: SIAF), an integrated, diversified agriculture technology and organic food company ("the Company") with principal operations in the People's Republic of China ("PRC"), is pleased to announce financial results for the quarter ending March 31, 2014:

Consolidated Financial Summary: Q1 2014 vs. Q1 2013
	Q1 2014	Q1 2013	Change
Revenue	$90,927,789	$55,107,751	65%
Net Income (Sino Agro Food, Inc. + subsidiaries)	$20,787,3919	$16,378,772	27%
Diluted EPS	$.14	$.14	0%

Stockholders' Equity (Sino Agro Food, Inc. + subsidiaries)	$317,433,892	$219,079,851	45%

Record quarterly revenue of $90.9M exceeded the Company's previous high by over $9M, although historically, the first quarter is the Company's lowest quarter. Stockholders' equity of $317,433.892 increased by 45% year over year, and during the first quarter alone increased by $26.3M.  Working capital amounted to $184,081,493 with cash and equivalents of $18,766,877.

Revenue from sale of goods totaled $78,273,971 in the quarter ended March 31, 2014, an increase of $41,724,617 or 114% over the first quarter in 2013. Because cattle farm and corporate work were completed in 2013, revenue from consulting and services accounted for 13.5% of total revenue. This historically low percentage is expected to increase in the upcoming quarters.

First quarter results met internal targets, and laid the groundwork for a momentous 2014, a pivotal year in which the Company aims to take major strides toward establishing a future in which bottom line per share growth approximates consistent, healthy top line growth. Currently, the Company is making progress in efforts to source debt financing from institutional investors. While strictly well within the bounds of standard metrics of proper gearing, such financing would add investment capital, flexibility, and leveraged return to results.

CEO Solomon Lee commented, "2014 got off to a great start. I am particularly pleased that the fishery division's ability to reconfigure its products resulted in eels producing a major contribution to gross profits. We expect this trend to continue, as we increase the proportion of eels sold while the market price is high. The abattoir at Qinghai Sanjiang A Power Agriculture Co Ltd. ("SJAP") will start producing toward capacity in June. The reception to the division's marbled meat products indicates another new high profit margin product, just as operations scale up. Prospects for the new Zhongshan Prawn Project have moved from concept to commencement.  I look forward to reporting progress on this project that promises long-term consulting and services work, and sales volumes of a new scale for the Company."

Division Operation Performance and Developments

Fishery Division

Revenue from the sale of goods in the fishery division increased by $16,378,442, or 111% from $14,730,343 for the quarter ended March 31, 2013 to $31,108,785 for the quarter ended March 31, 2014. Sales of eels and prawns contributed $29,522,973 or 95% of the Q1 2014 total, up from 29% of the total in Q1 2013.

Gross profits from the sale of goods in the fishery division increased by $7,219,064, or 308% from $2,344,154 for Q1 2013 to $9,563,219 for Q1 2014. The gross profit from eels amounted to $8,947,926, or 94% of the division's gross profit. The average selling price of eels in Q1 2014 was $26,016 per metric ton versus $$13,226 per metric ton in Q1 2013.

Accounted within the fishery division, additional revenue from consulting and services amounted to $12,243,202 for Q1 2014, an increase of $1,030,650, or 9% over Q1 2013.

Jiangmen City A Power Fishery, Development Co. Ltd. ("JFD" or "Fish Farm 1") is fully operational, with a designed capacity of 1,200 metric tons per year. First quarter production of prawns and eels showed consistent production flow and upward trends in market prices expected throughout 2014.

Fish and Eel Farm 2. Open dams were converted to Recirculating Aquaculture Systems ("RAS") in 2013, creating higher sales capacity for 2014.

Zhongshan A Power Prawn Culture Farms Development Co. Ltd.  ("ZSAPP" or "Prawn Farm 2"): By the end of April 2014, 200,000 baby eels from the R & D facility were placed at three newly constructed RAS open dams for second stage grow-out to sizes of 350 to 400 grams. From there, eels will be placed at Fish Farm 1 or Fish Farm 2 for third stage grow-out to 1.3 to 1.5 kilograms, and then to final grow-out to 3.0 to 3.5 kilograms. This second stage grow-out program at ZSAPP adds sales revenue and diversity to the primary prawn fingerling production.

New Zhongshan Prawn Project: Work continued in Q1 2014 on a phased 20-year project using Capital Award's APRAS technology, consulting, and management systems. Consisting of gradual, phase dependent development, the project targets production of 10,000 metric tons/year of prawns in Phase I, stage I, and ultimately up to 300,000 metric tons per year.

Plantation Division

Revenue from the plantation division increased to $760,052 from $0 for the quarter ended March 31, 2014. Sales were primarily dried XueYingZi, a special Chinese herb commonly known as "Immortal Vegetables."  There were no sales in the first quarter of 2013.

The HU plants are looking healthy and growing strongly this season; therefore, a good 2014 harvest is expected beginning in late June, weather permitting. Immortal vegetables were planted during April 2014 with the first harvest expected in June 2014.

Beef Division

Revenue from the beef division increased by $9,568,573, or 140%, from $6,815,921 for Q1 2013 to $16,384,494 for Q1 2014. The increase was due to fattening 16+ month old cattle for three months, rather than 14-15 month old cattle for four or five months.

During 2013, SJAP developed 22 farmer cooperatives. Development progressed during 2014 such that the Company now expects cooperative farms to provide at least 25,000 head of cattle in 2014. Production of concentrated stock feed will rise to accommodate the increase in fattened cattle.

Work on the slaughterhouse and de-boning operation had been delayed due to an unusually long cold winter spell, and the delayed arrival of equipment. Work recommenced April 1st, such that full slaughterhouse production is targeted on or before June 15, 2014, with deboning operations starting at the same time.

With the good reception for its marbled meat at the Shanghai City Meat Exhibition Fair in late March 2014, SJAP expects enhanced profit margins for this product line, starting with the abattoir and deboning operations in June.

Management's Discussion and Analysis section in the 10-K filed April 11, 2014 and the recent 10-Q filed May 15, 2014 present supporting detail for SJAP's business, as well as all other divisions and sub-divisions.

Organic Fertilizer Division

Revenue from organic fertilizer increased by $4,528,611, or 56% from $8,061,978 for Q1 2013 to $12,590,589 for Q1 2014. The increase was primarily due to an increase in both volume of production and the selling price of bulk live feed, organic fertilizer, and organic mixed fertilizer.

The trend of steadily increasing sales in Q1 to lake fishermen and to grape farmers is expected to continue throughout 2014. In addition, with the cooperation of the Agriculture Department of the Linli Government, HSA is developing new market sectors, including tobacco and tea farmers.

Cattle Farm Division

All from the sale of goods, total revenue from the cattle farm division increased by $4,463,717, or 145% from $3,080,876 for Q1 2013 to $7,544,591 for Q1 2014. The quantity of cattle sold increased 136% from 1,130 head in Q1 2013 to 2,672 head in Q1 2014.

Revenue from consulting and services decreased by $5,281,681 or 100%, from $5,281,681 for Q1 2013 to $0 for Q1 2014. All work in progress on Cattle Farm 2 was completed in 2013.

During Q1, Jiangman City Hang Mei Cattle Farm Development Co. Ltd. ("JHMC" or "Cattle Farm 1") added 350 head of "Yellow Native Cattle" to its inventory of Angus and Simmentals.

On November 23, 2013 Macau Eiji Co., Ltd ("MEIJI") executed an agreement with Dongguan Jinrun Agriculture Co., Ltd ("DJAC") to help DJAC develop cattle farms using MEIJI's semi-free ranging cattle system and its aromatic feed program in Xin Feng county. However, DJAC reported that the local government had not yet allocated its land, causing a delay in this project.

Corporate Division (Marketing and Trading)

All from the sale of goods, total revenue in the corporate division increased by $6,025,224, or 156%% from $3,860,236 for Q1 2013 to $9,885,460 for Q1 2014. The increase was primarily due to more imported frozen and fresh seafood being marketed.

Revenue from consulting and services decreased by $1,967,390 or 100%, from $1,967,390 for Q1 2013 to $0 for Q1 2014. All work in progress had been completed in 2013.

Gross profit for the corporate division increased by $1,201,795, or $1,367% from $87,900 for Q1 2013 to $1,289,695 for Q1 2014. More categories of seafood were marketed in 2014, primarily from Madagascar, establishing a gross profit margin of 13%.

Consolidated Results

Revenue

Total revenue for the quarter ended March 31, 2014 was $90,917,789 a 65% increase over revenue of $55,107,751 in the corresponding quarter in 2013.

Revenue in the first quarter of 2014 was derived from the sale of goods and consulting services, split 86.5%-13.5%: $78,273,971 and $12,243,202, respectively, plus commissions of $412,278.

The breakdown of revenue in 2013 from the sale of goods and consulting services was 66.4%-33.6%: $36,549,354 and $18,461,623 respectively, plus commissions of $96,774.

The following chart illustrates the total revenue and changes by business segment from the quarter ended March 31, 2013 to the quarter ended March 31, 2014.

Category	Q1 2014	Q1 2013	Change ($)	Change (%)
Fishery (CA)	$43,764,265	$26,039,669	$17,724,596	68%
Plantation (JHST)	$760,052	-	$760,052
Organic Fertilizer (SJAP/HSA)	$12,590,590	$8,061,978	$4,528,612	56%
Beef (SJAP)	$16,384,494	$6,815,921	$9,568,573	140%
Cattle Farm (MEIJI)	$7,544,591	$8,362,557	$-817,966	-10%
Corporate/Other (SIAF)	$9,883,798	$5,827,626	$4,056,172	70%

Total	$90,927,789	$55,107,751	$35,820,038	65%

Cost of Goods

Cost of Goods Sold and Services for Q1 2014 totaled $62,367,941. Goods sold accounted for $55,864,529, and cost of services the remaining $6,503,412.

Corresponding numbers in Q1 2013 were $$33,584,934 (total), $25,764,646 (from sale of goods), and $7,820,288 (services).

Cost of goods for both sales and services increased year over year in line with respective revenue.

Gross Profit

Gross profit increased by $7,037,031 or 33% to $28,559,848 for Q1 2014 compared to $21,522,817 for Q1 2013. Gross profits from sale of goods increased by $11,623,071, or 108% from $10,784,709 in Q1 2013 to $22,407,780 in Q1 2014.

The Q1 2014 gross profit total of $28,559,848 consisted of $22,407,780 from sale of goods (78%), and the remaining $6,152,068 from consulting services (22%).

The Q1 2013 total of $21,522,817 consisted of $10,784,709 from sale of goods (50%), and the remaining $10,738,109 from consulting services (50%).

Earnings Call Information

The Company will host an earnings call on May 27, 2014 at 11:00 AM EDT to discuss financial results for the fiscal year 2014, with questions and answers. To participate in the conference call please use the following information:

SIAF 2014 First Quarter Results Call Information

Date: May 27, 2014	Time: 11 :00 AM, U.S. Eastern Daylight Time

Participant Dialing Instructions:

Toll Free Number: (1-800) 868-1837	Direct Dial Number: (1-404) 920-6440

Conference Code: 191779#

An audio replay of the conference call will be made available in the Investor Relations section of the Company's web site.

Financial Tables

SINO AGRO FOOD, INC. CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$18,766,877	$1,327,274
Inventories	19,741,726	8,148,203
Cost and estimated earnings in excess of billings on uncompleted contracts	667,824	663,296
Deposits and prepaid expenses	85,717,775	92,401,416
Accounts receivable, net of allowance for doubtful accounts	92,757,959	82,057,942
Other receivables	6,524,344	3,782,771
Total current assets	224,176,505	188,380,902
Property and equipment
Property and equipment, net of accumulated depreciation	48,644,599	46,487,058
Construction in progress	62,068,608	59,134,732
Land use rights, net of accumulated amortization	59,739,064	60,705,829
Total property and equipment	170,452,271	166,327,619
Other assets
Goodwill	724,940	724,940
Proprietary technologies, net of accumulated amortization	11,891,060	12,081,470
Licenses	-	-
Total other assets	12,616,000	12,806,410
Total assets	$407,244,776	$367,514,931
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$18,643,043	$11,055,194
Billings in excess of costs and estimated earnings on uncompleted contracts	3,623,009	3,146,956
Due to a director	901,353	1,793,768
Dividends payable	3,146,987	3,146,987
Other payables	9,716,967	10,768,786
Short term bank loan	4,063,653	4,100,377
	40,095,012	34,012,068
Non-current liabilities
Bonds payable	1,725,000	1,725,000
Long term debts	2,616,992	180,417
	4,341,992	1,905,417
Commitments and contingencies	-	-
Stockholders' equity
Preferred stock: $0.001 par value (10,000,000 shares authorized, 7,000,100 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively)
Series A preferred stock: $0.001 par value	-	-
(100 shares designated, 100 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively)
Series B convertible preferred stock: $0.001 par value	7,000	7,000
(10,000,000 shares designated, 7,000,000 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively)
Series F Non-convertible preferred stock: $0.001 par value
(1,000,000 shares designated, 0 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively)	-	-
Common stock: $0.001 par value	149,512	137,602
(170,000,000 shares authorized, 149,512,042 and 137,602,043 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively)
Additional paid - in capital	114,002,608	108,038,413
Retained earnings	198,858,756	178,070,837
Accumulated other comprehensive income	5,666,016	6,260,131
Treasury stock	(1,250,000)	(1,250,000)
Total Sino Agro Food, Inc. and subsidiaries stockholders' equity	317,433,892	291,263,983
Non - controlling interest	45,373,880	40,333,463
Total stockholders' equity	362,807,772	331,597,446
Total liabilities and stockholders' equity	$407,244,776	$367,514,931

SINO AGRO FOOD, INC. CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (Unaudited)

	Three months ended	Three months ended
	March 31, 2014	March 31, 2013
Revenue
- Sale of goods	$78,272,309	$36,549,354
- Consulting and service income from development contracts	12,243,202	18,461,623
- Commission income	412,278	96,774
	90,927,789	55,107,751
Cost of goods sold	(55,864,529)	(25,764,646)
Cost of services	(6,503,412)	(7,820,288)
Gross profit	28,559,848	21,522,817
General and administrative expenses	(2,668,394)	(2,205,388)
Net income from operations	25,891,454	19,317,429
Other income (expenses)
Government grant	113,232	79,759
Other income	3,258	18,189
Gain of extinguishment of debts	43,020	552,988
Interest expense	(109,107)	(57,052)
Net income (expenses)	50,403	593,884
Net income before income taxes	25,941,857	19,911,313
Provision for income taxes	-	-
Net income	25,941,857	19,911,313
Less: Net (income) loss attributable to the non - controlling interest	(5,153,938)	(3,532,541)
Net income from continuing operations attributable to the Sino Agro Food, Inc. and subsidiaries	20,787,919	16,378,772
Other comprehensive (loss) income
Foreign currency translation (loss)	(707,636)	(291,868)
Comprehensive income	20,080,283	16,086,904
Less: other comprehensive loss (income) attributable to
The non - controlling interest	113,521	51,782
Comprehensive income attributable to the Sino Agro Food, Inc. and subsidiaries	$20,193,804	$16,138,686
Earnings per share attributable to Sino Agro Food, Inc. and subsidiaries common stockholders:
Basic	$0.15	$0.16
Diluted	$0.14	$0.14
Weighted average number of shares outstanding:
Basic	142,658,210	105,385,902
Diluted	149,658,210	115,252,569

SINO AGRO FOOD, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

	Three months ended	Three months ended
	March 31, 2014	March 31, 2013
Cash flows from operating activities
Net income for the period	$25,941,857	$19,911,313
Adjustments to reconcile net income for the period to net cash from operations:
Depreciation	534,803	307,075
Amortization	509,080	337,867
Common stock issued for services	33,436	90,600
Gain on extinguishment of debts	(43,020)	(552,988)
Other amortized cost	50,000	-
Changes in operating assets and liabilities:
(Increase)/decrease in inventories	(11,593,523)	61,990
Increase in cost and estimated earnings in excess of billings on uncompleted contacts	(4,528)	(562,558)
Decrease (increase) in deposits and prepaid expenses	6,600,205	(4,617,840)
Decrease in due to a director	(892,415)	(1,341,525)
Increase in accounts payable and accrued expenses	7,587,849	1,562,679
Increase in other payables	4,967,306	8,531,754
Decrease in accounts receivable	(10,700,017)	(18,511,975)
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	476,053	(691,058)
Increase in other receivables	(2,741,573)	(267,960)
Net cash provided by operating activities	20,725,513	4,257,374
Cash flows from investing activities
Purchases of property and equipment	(907,666)	(126,182)
Payment for construction in progress	(5,248,183)	(512,010)
Net cash used in investing activities	(6,155,849)	(638,192)
Cash flows from financing activities
Proceeds from long term debts	2,438,192	-
Dividends paid	-	(951,308)
Net cash provided by (used in) financing activities	2,438,192	(951,308)
Effects on exchange rate changes on cash	431,747	(274,217)
Increase in cash and cash equivalents	17,439,603	2,393,657
Cash and cash equivalents, beginning of period	1,327,274	8,424,265
Cash and cash equivalents, end of period	18,766,877	10,817,922
Supplementary disclosures of cash flow information:
Cash paid for interest	57,052	$57,052
Cash paid for income taxes	-	-
Non - cash transactions
Common stock issued for settlement of debts	$2,373,992	$5,115,041
Series B convertible preferred stock cancelled	-	$(3,000)
Transfer construction in progress to property and equipment	$1,784,678	-

About Sino Agro Food, Inc.

Sino Agro Food, Inc. (http://www.sinoagrofood.com) is an agriculture technology and natural food holding company with principal operations in the People's Republic of China. The Company acquires and maintains equity stakes in a cohesive portfolio of companies that SIAF forms according to its core mission to produce, distribute, market and sell natural, sustainable protein food and produce, primarily seafood and cattle, to the rapidly growing middle class in China. SIAF provides financial oversight and strategic direction for each company, and for the interoperation between companies. The Company owns or licenses patents, proprietary methods, and other intellectual properties in its areas of expertise. SIAF provides consulting and services to joint venture partners to construct and operate food businesses, primarily producing wholesale fish and cattle. Further joint ventures market and distribute the wholesale products as part of an overall "farm to table" concept and business strategy.

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Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF's current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Not a Broker/Dealer or Financial Advisor

Sino Agro Food, Inc. is not a Registered Broker/Dealer or a Financial Advisor, nor does it hold itself out to be a Registered Broker/Dealer or Financial Advisor. All material presented in this press release, on the Company's website or other media is not to be regarded as investment advice and is only for informative purposes. Readers should verify all claims and conduct their own due diligence before investing in Sino Agro Food, Inc.

Investing in small-cap, micro cap and penny stock securities is speculative and carries a high degree of risk.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

CONTACT: Peter Grossman, Investor Relations, +1 (775) 901-0344, info@sinoagrofood.com